UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 17, 2007
Raven Industries, Inc.
(Exact name of registrant as specified in its charter)

South Dakota	0-3136	46-0246171
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
205 East 6th Street, P.O. Box 5107
Sioux Falls, SD 57117-5107
(Address of principal executive offices)
(605) 336-2750
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Compensatory Arrangements of Certain Officers.
          On December 17, 2007, Raven Industries, Inc. (the “Company”) entered into an amended and restated Change In Control Agreement (the “Amended Agreement”), originally dated January 31, 2007, with each of the following individuals, who are officers and key employees of the Company or its subsidiaries: Ronald M. Moquist, President and Chief Executive Officer, Thomas Iacarella, Vice President and Chief Financial Officer, Daniel A. Rykhus, Executive Vice President and General Manager – Flow Controls Division, David R. Bair, Division Vice President and General Manager – Electronic Systems Division, James D. Groninger, Division Vice President and General Manager – Engineered Films Division, Barbara K. Ohme, Vice President – Administration, and Mark L. West, President, Aerostar International, Inc. (a wholly owned subsidiary of the Company).
          The amendments relate to timing of certain notices and payments and were required to comply with final regulations under Section 409A of the Internal Revenue Code, as contemplated in the original Agreements. The amendments require that the employee provide notice to the Company within 90 days of termination, if the employee believes there was a “Constructive Termination” as provided in the Agreement. The amendments also defer certain benefits for six months from the Date of Termination.
          The Amended Agreement entitles the employee to certain payments and benefits if (1) there is a Change in Control, and (2) within two years thereafter the Company terminates the employee’s employment without Cause (as defined in the Amended Agreement), except in the case of the employee’s death, or there is a Constructive Termination (certain adverse changes in the employee’s status or compensation). In this event, provided the employee signs a general release of legal claims and covenant not to sue, the employee is entitled to the following payments and benefits:
(1)	a lump sum payment of accrued base salary and other amounts accrued as of the date of termination, including accrued vacation time;

(2)	a lump sum payment, paid six months following the date of termination, equal to the product of (A) the sum of (i) the employee’s annual base salary then in effect and (ii) 60% of the maximum target or goal amount under the Management Incentive Plan for the year in which the date of termination occurs and (B) a multiple of 2.0 for Messrs. Moquist, Iacarella and Rykhus, or 1.0 for Messrs. Bair, Groninger and West and Ms. Ohme; and

(3)	the employee will be vested under the applicable retirement benefits policy; provided that the benefits (A) will not become payable until the employee reaches age 65 (unless the benefits are payable at the employee’s age at that time under the terms of the policy), and (B) will not be provided to the extent such benefits are provided by another employer at no cost to the employee.
          “Change in Control” is defined in the Amended Agreement to include (a) the acquisition by any person, entity or group of beneficial ownership of 25% or more of the then outstanding shares of the Company’s common stock; (b) certain changes in a majority of the members of the Board of Directors of the Company, or (c) approval by the shareholders of the Company of a reorganization, merger or consolidation (with certain exceptions), or of a liquidation, dissolution or sale of all or substantially all of the assets of the Company.
          The Amended Agreement does not affect or reduce any benefit to which the employee is otherwise entitled under the employee’s employment agreement, the 2000 Stock Plan or any other plan, agreement or policy of or with the Company. The term of the Amended Agreement is one year from the date of the original Agreement, with automatic one year extensions unless the Company terminates the Amended Agreement at least sixty days prior to any anniversary. The Amended Agreement will continue in effect beyond its term if a Change in Control has occurred during the term or if any obligation of the Company thereunder remains unpaid.
Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

10.1	Form of Change In Control Agreement dated December 17, 2007 with Ronald M. Moquist, Thomas Iacarella, Daniel A. Rykhus, David R. Bair, James D. Groninger, Barbara K. Ohme and Mark L. West

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Raven Industries, Inc.

Date: December 17, 2007	By:	/s/ Thomas Iacarella Thomas Iacarella
Vice President and Chief Financial Officer